As Filed With the Securities and Exchange Commission on January 12, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SEALED AIR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	65-0654331
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2415 Cascade Pointe Boulevard Charlotte, North Carolina	28208
(Address of principal executive offices)	(Zip Code)

2014 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Angel Willis
Vice President, General Counsel and Secretary
Sealed Air Corporation
2415 Cascade Pointe Boulevard
Charlotte, North Carolina 28208
(Name and address of agent for service)

(980)-221-3235
(Telephone number, including area code,
of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Aggregate Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.10 per share	1,495,431 shares	$45.75	$68,415,968.25	$7,464.19

(1)	Consists of 1,495,431 shares issuable under the Registrant’s 2014 Omnibus Incentive Plan, as amended and restated effective May 17, 2018 (the “2014 Plan”).
(2)	In addition, pursuant to Rule 416(a), this Registration Statement also covers such indeterminate number of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange on January 5, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relating to the 2014 Plan of Sealed Air Corporation (the “Company”) is being filed for the purpose of registering additional securities of the same class as other securities for which a Registration Statement on Form S-8 has previously been filed and is effective. In accordance with General Instruction E to Form S-8 regarding registration of additional securities, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8, File No. 333-196508, filed with the Securities and Exchange Commission (the "SEC") on June 4, 2014 by the Company, the Registration Statement on Form S-8, File No. 333-223460, filed with the SEC on March 6, 2018 by the Company, and the Registration Statement on Form S-8, File No. 333-226619, filed with the SEC on August 6, 2018 by the Company, in each case except as amended hereby.
Item 5. Interests of Named Experts and Counsel.
Angel S. Willis, Vice President, General Counsel and Secretary of the Company, has passed upon the validity of the shares of Common Stock offered under the 2014 Plan for the Company and registered hereby. As of the date of this Registration Statement, Ms. Willis was employed by the Company and was the beneficial owner of approximately 6,880 shares of Common Stock of the Company.

Item 8. Exhibits.

Exhibit Number	Description

4.1
Unofficial Composite Amended and Restated Certificate of Incorporation of the Registrant as currently in effect (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-3, Registration No. 333-108544 and incorporated by reference herein)

4.2
Amended and Restated By-Laws of the Registrant as currently in effect (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 18, 2020, File No. 1-12139 and incorporated by reference herein)

4.3
Sealed Air Corporation 2014 Omnibus Incentive Plan (as amended and restated effective May 17, 2018) (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 18, 2018 and incorporated herein by reference)

5	Opinion of counsel as to legality of securities being offered

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of counsel (included in Exhibit 5)

24	Powers of Attorney (included in the signature pages to the Registration Statement)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, State of North Carolina, on January 12, 2021.
 SEALED AIR CORPORATION

By:	/s/ EDWARD L. DOHENY II
Name: Edward L. Doheny II
Title: President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY
We, the undersigned officers and directors of Sealed Air Corporation hereby severally constitute and appoint James M. Sullivan and Angel Willis, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all amendments (including post-effective amendments) to said Registration Statement, and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with said Registration Statement, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and on our behalf in our capacities as officers and directors to enable Sealed Air Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward L. Doheny II	President, Chief Executive Officer and Director (Principal Executive Officer)	January 12, 2021
Edward L. Doheny II

/s/ James M. Sullivan	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	January 12, 2021
James M. Sullivan

/s/ Michael A. Leon	Chief Accounting Officer and Controller (Principal Accounting Officer)	January 12, 2021
Michael A. Leon

/s/ Zubaid Ahmad	Director	January 12, 2021
Zubaid Ahmad

/s/ Françoise Colpron	Director	January 12, 2021
Françoise Colpron

/s/ Michael P. Doss	Director	January 12, 2021
Michael P. Doss

/s/ Henry R. Keizer	Director	January 12, 2021
Henry R. Keizer

/s/ Jacqueline B. Kosecoff	Director	January 12, 2021
Jacqueline B. Kosecoff

/s/ Harry A. Lawton III	Director	January 12, 2021
Harry A. Lawton III

/s/ Neil Lustig	Director	January 12, 2021
Neil Lustig

/s/ Suzanne B. Rowland	Director	January 12, 2021
Suzanne B. Rowland

/s/ Jerry R. Whitaker	Director	January 12, 2021
Jerry R. Whitaker